Exhibit 23.2

Consent of Independent Auditors
We hereby consent to the incorporation by reference in the Registration Statements No. 333-56904, 333-106852, 333-166393 and 333-181638 on Form S-8 and No. 333-180946 on Form S-3 of Westmoreland Coal Company of our report dated March 12, 2013 relating to the Kemmerer Mine Statements of Revenues and Direct Operating Expenses and Statements of Cash Flows for the month ended January 31, 2012 and the year ended December 31, 2011, included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Tanner LLC

Salt Lake City, Utah
February 28, 2014